STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

Strategic Partners Small Capitalization Value Fund

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

May 20, 2005

VIA EDGAR

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re:	Strategic Partners Style Specific Funds (the Registrant)
Pre-Effective Amendment No. 2 filed on May 6, 2005
(File Nos. 811-09439 and 333-82621)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the undersigned hereby respectfully requests that the effectiveness of the above-captioned pre-effective amendment No. 2 to the registrant’s registration statement on Form N-14 be accelerated to on or about May 23, 2005, or as soon thereafter as reasonably practicable.

Sincerely,

STRATEGIC PARTNERS STYLE SPECIFIC FUNDS
on behalf of Strategic Partners Small Capitalization Value Fund

By:	/s/ William V. Healey
	Name:	William V. Healey
	Title:	Secretary

PRUDENTIAL INVESTMENT MANAGEMENT
SERVICES LLC

By:	/s/ William V. Healey
	Name:	William V. Healey
	Title:	Secretary